                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement        [_] Confidential, for Use of the
                                           Commission Only (as Permitted by
[X] Definitive Proxy Statement             Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                                AZZ incorporated
--------------------------------------------------------------------------------
                 Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-l 1.

    (1) Title of each class of securities to which transaction applies:
    (2) Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    (4) Proposed maximum aggregate value of transaction:
    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:
    (2) Form, Schedule or Registration Statement No.:
    (3) Filing Party:
    (4) Date Filed:

Notes:

                                AZZ incorporated
                         UNIVERSITY CENTRE I, SUITE 200
                          1300 SOUTH UNIVERSITY DRIVE
                             FORT WORTH, TEXAS 76107


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JULY 9, 2002

To the Shareholders of AZZ incorporated:

The Annual Meeting of the Shareholders of AZZ incorporated (the "Company") will be held at the Petroleum Club in the Derrick I Room on the 39th floor of the Carter Burgess Plaza, 777 Main Street, Fort Worth, Texas, on the 9th day of July 2002, at 10:00 a.m. for the purpose of considering and acting upon the following matters:

1.   Election of Directors. To elect three directors for a term of three years.

2. Ratification of Appointment of Auditors. To consider ratification of the appointment of Ernst & Young LLP as auditors for the Company for its fiscal year ending February 28, 2003.

3. Other Business. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Information regarding the matters to be acted upon at the meeting is contained in the Proxy Statement attached to this Notice. As of the date of this Notice, management does not know of any other business to be presented at the meeting.

Only shareholders of record at the close of business on May 13, 2002, will be entitled to notice of or to vote at the meeting or any adjournment or adjournments thereof. A copy of the Annual Report to Shareholders for the fiscal year ended February 28, 2002, is enclosed with this Notice.

WE HOPE YOU WILL BE ABLE TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED PREADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                                SAM ROSEN,
                                                Secretary

Fort Worth, Texas
June 7, 2002

                                AZZ incorporated
                         University Centre I, Suite 200
                           1300 South University Drive
                             Fort Worth, Texas 76107

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JULY 9, 2002

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of AZZ incorporated (the "Company") for use at the Annual Meeting of the Shareholders of the Company to be held at the Petroleum Club in the Derrick I Room on the 39th floor of the Carter Burgess Plaza, 777 Main Street, Fort Worth, Texas, on July 9, 2002, at 10:00 a.m., and at any adjournment or adjournments thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy are being mailed on or about June 7, 2002, to the shareholders of the Company.

QUORUM AND VOTING INFORMATION
-----------------------------

At the close of business on May 13, 2002, the record date for determination of shareholders entitled to notice of and to vote at the meeting, there were outstanding 5,267,690 shares of common stock, $1.00 par value, of the Company (the "Common Stock"). The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the meeting. All shares represented at the meeting in person or by proxy shall be counted in determining the presence of a quorum.

Each holder of shares of Common Stock will be entitled to one vote, in person or by proxy, for each share of Common Stock of the Company owned of record at the close of business on May 13, 2002. Cumulative voting for directors is not permitted. Directors are elected by plurality vote and, therefore, the three nominees receiving the highest number of affirmative votes shall be elected as directors provided a quorum is present. Abstentions and broker non-votes will not be considered part of the voting power present with respect to any matter on which such shares abstained or were not qualified to vote, which will have the effect of reducing the number of shares voting affirmatively that is required to approve a matter requiring a majority vote. Therefore, assuming a quorum is present, if more shares vote "for" approval of the appointment of the independent auditors than vote "against," this matter will pass. All shares of Common Stock represented by a valid proxy will be voted. A proxy may be revoked at any time before it is voted by filing with the Secretary of the Company a written revocation of the proxy or a duly executed proxy bearing a later date.

The cost of preparing, assembling and mailing the Notice of Annual Meeting of Shareholders, the Proxy Statement and the accompanying proxy will be borne by the Company. In addition to solicitation of proxies by mail, certain officers and employees of the Company, without additional compensation for such services, may solicit proxies by telephone, fax or personal contact. The Company will also supply brokerage firms and other custodians, nominees, and fiduciaries with such number of proxy materials as they may require for mailing to beneficial owners and will reimburse them for their reasonable expenses in connection with those mailings.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
----------------------------------------------

Meetings of the Board of Directors were held regularly each quarter, through December 2001. Quarterly meetings are planned for March, June, September, December and an annual meeting is planned for July of each year. During the fiscal year ended February 28, 2002, there were eight (8) meetings of the Board of Directors. For that year each non-employee director was paid a monthly retainer of $900 and a fee of $1,200 for each quarterly meeting of the Board of Directors and $400 for each special meeting of the Board of Directors attended. Directors are not compensated for meetings held by conference call. Mr. Martin, as an employee director, was paid a monthly retainer of $500 and a fee of $600 for each quarterly meeting of the Board of Directors and $200 for each other meeting of the Board of Directors attended other than meetings held by conference call. Each committee member was paid a fee of $400 for each meeting of a committee attended. Each committee member will continue to be paid a fee of $400 for each meeting of a committee attended.

Under the 1999 Independent Director Share Ownership Plan (the "Plan"), each independent member of the Board of Directors has been granted 500 shares of Common Stock after each annual meeting of the shareholders, beginning with the 1999 annual meeting, after which he continued to serve as a director. Mr. Martin, as an employee director, has been granted 1,000 shares of common stock after each annual meeting of the shareholders beginning with the 2001 annual meeting, after which he continued to serve as a director. Also, under the Plan each newly elected independent director, whether elected by the Board of Directors or the shareholders, is granted such number of shares as the Board of Directors may deem appropriate, but not less than 1,000 shares of Common Stock, or if less, Common Stock having a value of $15,000. Grants under the Plan terminate as to each independent director when a total of 5,000 shares have been granted to him or her. During their tenure on the Board of Directors each director is to retain a number of shares of Common Stock equal to at least one-half the number of shares granted pursuant to the Plan.

During the fiscal year ended February 28, 2002, each of the current directors of the Company attended more than 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the board on which he served.

The Company has an Audit Committee. The functions of the Audit Committee are set forth in the Audit Committee Charter, which include (i) meeting with the independent auditors to review the audit and its results, as well as to review internal controls of the Company and (ii) making recommendations to the Board of Directors as to the engagement or discharge of independent auditors. The members of the Audit Committee are: R. J. Schumacher, Chairman, Martin C. Bowen, and Daniel R. Feehan. During the fiscal year ended February 28, 2002, that committee held five (5) meetings. The Company has a Compensation Committee. The functions of the Compensation Committee are set forth in the Compensation Committee Charter, which was adopted by the Board of Directors on December 18, 2001, and consist of matters relating to the compensation of key management personnel and administration of the Company's employee benefit plans other than the amount of the Company's contribution to its Employee Benefit Plan and Trust, which is set by the Board of Directors after a recommendation by the Compensation Committee. The members of the Compensation Committee are Dr. H. Kirk Downey, Chairman,

Daniel E. Berce, and Kevern R. Joyce. During the fiscal year ended February 28, 2002, that committee held nine (9) meetings. The Company does not have a nominating committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
--------------------------------------------------------------

The following table sets forth, as of May 13, 2002, the number of shares of Common Stock beneficially owned (as defined by the rules of the Securities and Exchange Commission (the "SEC")) by (i) each person who is known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) each Director of the Company, (iii) the Chief Executive Officer and each of the other Named Executive Officers (defined below) for the year ended December 31, 2001, and (iv) all of the executive officers of the Company as a group.

                                                                                 Percent of
     Name of Beneficial Owner                       Number of Shares/(1)/    Voting Stock/(1)/
     ------------------------                       ---------------------    -----------------
     Morgan Stanley Dean Witter & Co.                   571,460/(2)/               10.8%
     David L. Babson & Company, Inc.                    534,400/(3)/               10.1%
     FMR Corp.                                          491,800/(4)/                9.3%
     Dana L. Perry                                      119,062/(5)/                2.3%
     L. C. Martin                                       107,139                     2.0%
     Fred L. Wright                                       6,097/(6)/                  *
     David H. Dingus                                     29,303/(7)/                  *
     Sam Rosen                                           22,471/(8)/                  *
     R. J. Schumacher                                    18,885/(9)/                  *
     Kevern R. Joyce                                     11,955/(10)/                 *
     Martin C. Bowen                                     11,600/(11)/                 *
     C. H. Watson                                         5,681/(12)/                 *
     John V. Petro                                        3,246/(13)/                 *
     Dr. H. Kirk Downey                                   6,600/(14)/                 *
     Daniel E. Berce                                      6,500                       *
     Daniel R. Feehan                                     1,500                       *
     All Current Directors and Named Executive
     Officers as a Group (13 Persons)                   350,039                     6.5%

*Indicates ownership of less than 1%

(1) Except as otherwise indicated, each person named in the table has sole investment and voting power with respect to all shares of common stock shown to be beneficially owned by such person. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The percentages are based upon 5,267,690 shares outstanding as of the Record Date, except for persons who hold options which may be exercised within 60 days of the Record Date. The percentage for those persons who hold options which may be exercised within 60 days are based upon the same 5,267,690 shares outstanding on the Record Date plus the number of shares which may be acquired by option exercisable within 60 days of the Record Date.

(2) Based on information set forth in a Schedule G/A filed April 10, 2002, these shares were reported to be beneficially owned by Morgan Stanley Dean Witter & Co, 1585 Broadway, New York, New York 10036, with shared voting power to 486,460 shares and shared dispositive power as to 571,460 shares and by Morgan Stanley Dean Witter Advisors, Inc., 1221 Avenue of the Americas, New York, New York 10020, with shared voting power and shared dispositive power as to 477,300 shares.

(3) Based on information set forth in a Schedule 13G, filed on October 9, 2001, these shares were reported, as of September 30, 2001, to be beneficially owned by David L. Babson & Company, Inc., One Memorial Drive, Cambridge, Massachusetts 02141-1300, with sole voting and dispositive power.

(4) Based on information set forth in a Schedule 13G/A filed on February 13, 2002, these shares were reported to be beneficially owned by FMR Corp., 82 Devonshire Street, Boston, Massachusetts 02109, Edward D. Johnson, III and Abigail P. Johnson with FMR Corp. having the sole power to dispose or direct disposition of the shares.

(5) Includes 7,769 shares Mr. Perry has the right to acquire within sixty (60) days of May 13, 2002, pursuant to the exercise of stock options granted under the 1998 and 2001 Incentive Stock Option Plans of the Company and 133 shares of Common Stock held in the defined contribution plan of the Company for the account of Mr. Perry as beneficiary.

(6) Includes 3,681 shares Mr. Wright has the right to acquire within sixty (60) days of May 13, 2002, pursuant to the exercise of stock options granted under the 1998 and 2001 Incentive Stock Option Plans of the Company.

(7)  Includes 22,303 shares Mr. Dingus has the right to acquire within sixty
     (60) days of May 13, 2002, pursuant to the exercise of stock options granted under the 1998 and 2001 Incentive Stock Option Plans of the Company.

(8) Includes 10,000 shares Mr. Rosen has the right to acquire within sixty (60) days of May 13, 2002, pursuant to the exercise of stock options granted under the 1997 Nonstatutory Stock Option Plan of the Company.

(9)  Includes 10,800 shares Mr. Schumacher has the right to acquire within sixty
     (60) days of May 13, 2002, pursuant to the exercise of stock options granted under the 1997 Nonstatutory Stock Option Plan of the Company.

(10) Includes 8,400 shares Mr. Joyce has the right to acquire within sixty (60) days of May 13, 2002, pursuant to the exercise of stock options granted under the 1991 Nonstatutory Stock Option Plan of the Company.

(11) Includes 10,000 shares Mr. Bowen has the right to acquire within sixty (60) days of May 13, 2002, pursuant to the exercise of stock options granted under the 1997 Nonstatutory Stock Option Plan of the Company.

(12) Includes 2,246 shares Mr. Petro has the right to acquire within sixty (60) days of May 13, 2002, pursuant to the exercise of stock options granted under the 1998 and 2001 Incentive Stock Option Plans of the Company.

(13) Includes 5,681 shares Mr. Watson has the right to acquire within sixty (60) days of May 13, 2002, pursuant to the exercise of stock options granted under the 1998 and 2001 Incentive Stock Option Plans of the Company.

(14) Includes 5,000 shares Mr. Downey has the right to acquire within sixty (60) days of May 13, 2002, pursuant to the exercise of stock options granted under the 1997 Nonstatutory Stock Option Plan of the Company.


PROPOSAL NO. 1: ELECTION OF DIRECTORS
-------------------------------------

The Bylaws of the Company generally have provided for nine directors and classified the Board of Directors into three classes, each class consisting of three directors, the members of which have served for three years. In March 2001 the Company's Bylaws were amended to provide that the Board of Directors shall consist of ten directors until the 2004 annual shareholders meeting, after which the Board of Directors shall consist of nine directors. At the June 10, 2002 annual meeting the terms of Messrs. Martin C. Bowen, Kevern R. Joyce and Sam Rosen will expire. Messrs. Bowen, Joyce and Rosen have been nominated by management for election to a new three-year term ending at the annual shareholders meeting in 2005.

Mr. W. C. Walker and Mr. Robert H. Johnson who served as Director's of the Company for many years, have been elected Advisory Directors for the period ending at the annual shareholders meeting in 2003. Company policy permits the election of a former director who has reached retirement age to one term of up to three years as an Advisory Director. Advisory Directors receive the same cash retainer and meeting attendance fees received by active members of the Board of Directors and, like active members of the Board of Directors, receive a grant of 500 shares of the Common Stock of the Company after each annual shareholders' meeting after which they continue to serve as an Advisory Director until they have received a total of 5,000 shares, including shares received while serving as an active member of the Board of Directors. The term of any stock options which had been acquired by an Advisory Director while an independent director, does not terminate as the result of his or her change in status, and an Advisory Director may continue to vest in stock options previously granted by reason of his or her prior status as an independent director but no new stock options are granted to an Advisory Director. Advisory Directors do not have the duties or responsibilities of directors, may not vote on any matter coming before the Board and serve at the pleasure of the Board.

All of the nominees are now directors of the Company. All of the nominees have consented to serve if elected. If for any unforeseen reason a nominee would be unable to serve if elected, the persons named in the accompanying proxy may exercise their discretion to vote for a substitute nominee selected by the Board of Directors. However, the Board of Directors has no reason to anticipate that any of the nominees will not be able to serve, if elected.

Nominees For Terms Expiring 2005

     Martin C. Bowen, 58, has been a Director since 1993. Mr. Bowen has been Vice President and Chief Financial Officer of Fine Line, Inc., a privately held Company for over five years.

     Sam Rosen, 66, has been a Director and Secretary of the Company since 1996. Mr. Rosen has been a partner in the law firm of Shannon, Gracey, Ratliff & Miller, L.L.P. since 1966 and is a Director of GAINSCO, INC., a publicly held insurance holding company.

     Kevern R. Joyce, 55, has been a Director since 1997. Mr. Joyce has been Senior Advisor to Texas New Mexico Power Company since 2001. Mr. Joyce was President, Chief Executive Officer and Chairman of that company from 1994 to 2001.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTORS.

Directors With Terms Continuing To 2004

     L. C. Martin, 76, has been a Director of the Company since 1958. L.C. Martin has served as Chairman of the Board of the Company since 1987. He served as Chief Executive Officer of the Company from 1968 to 2001 and as President of the Company from 1965 to 1998.

     R. J. Schumacher, 73, has been a Director of the Company since 1986. He has been Chairman and a Director of Texland Petroleum, Inc., a privately held company since 1998 and prior to that served as President, CEO, and a Director from 1973 to 1998.

     Dr. H. Kirk Downey, 58, has been a Director of the Company since 1992. Dr. Downey currently is an independent business consultant and investor. Dr. Downey served as Professor of Management and Associate Provost for Academic Affairs at Texas Christian University from 1992 to 2000. Dr. Downey is a member of the Board of Trustees of LKCM Funds, a publicly held family of mutual funds.

     Daniel R. Feehan, 51, has been a Director of the Company since 2000. Mr. Feehan has served as President and Chief Executive Officer of Cash America International, Inc. since 2000 and, prior to that, served as President and Chief Operating Officer since 1990. Mr. Feehan is a Director of Cash America International, Inc., a publicly held provider of specialty financial services, KBK Capital Corporation, a publicly held financial services company and Calloway's Nursery, Inc., a publicly held company in the retail nursery business.

Directors With Terms Continuing To 2003

     David H. Dingus, 54, has been a Director since 1999. Mr. Dingus has been President and Chief Executive Officer of the Company since 2001 and served as President and Chief Operating Officer of the Company from 1998 to 2001. Mr. Dingus served as President and Chief Executive Officer of Reedrill Corp., a privately held company, from 1989 to 1998.

     Dana L. Perry, 53, has been a Director since 1992. Mr. Perry has been Vice President of Finance, Chief Financial Officer, and Assistant Secretary of the Company for over five years.

     Daniel E. Berce, 48, has been a Director since 2000. Mr. Berce has been Vice Chairman and Chief Financial Officer of AmeriCredit Corp. since 1996. He serves on the Board of Directors of AmeriCredit Corp., a publicly held national automobile consumer finance company, Canative Health Services Inc., a publicly held provider of health care services, and INSpire Insurance Solutions, Inc., a publicly held provider of policy and claims administration services to the property and casualty insurance industry.


                             AUDIT COMMITTEE REPORT

The Audit Committee is composed of R.J. Schumacher, Chairman, Martin C. Bowen , and Daniel R. Feehan. All members are independent as that term is defined in Rules 303.01 of the New York Stock Exchange.

The Audit Committee of the Board of Directors is responsible for helping to ensure the reliability of the Company's financial statements and overseeing the Company's financial process on behalf on the Board of Directors. As more fully describe in its charter, the Audit Committee is responsible for, among other things, reviewing with the auditors the plan and scope of the audit, fee schedules, monitoring the adequacy of reporting and internal controls, and meeting periodically with independent auditors with and without management present. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. Ernst & Young LLP, the Company's auditing firm, is responsible for performing an independent audit of the consolidated statements in accordance with auditing standards generally accepted in the United States.

The Audit Committee operates under a written charter adopted by the Company's Board of Directors, a copy of which was attached to the proxy statement for the Company's 2001 annual shareholders meeting. The Audit Committee reviews the Charter at least once annually.

The Audit Committee has:

1. reviewed and discussed the audited consolidated financial statements with management;

2. discussed with Ernst & Young LLP the matters, if any, required to be discussed by SAS 61 (Communication with Audit and Finance Committee, as amended);

3. received the written disclosures from Ernst & Young LLP required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees.

Based on the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for its fiscal year ended February 28, 2002.

                              Audit Committee:

                              R.J. Schumacher, Chairman
                              Martin C. Bowen
                              Daniel R. Feehan

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee report, the Audit Committee report, and the Performance Graph on page 16 shall not be incorporated by reference into any such filings.

Fees Paid to Ernst & Young, LLP

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young for fiscal year 2002.

Audit Fees/(1)/                                                   $172,455
Financial Information Systems Design and Implementation Fees $ -0-All Other Fees:/(2)/
   M & A Due Diligence                                            $368,764
   Tax Services                                                   $149,000
   Other                                                          $  7,300
                                                                  --------
Total All Other Fees                                              $525,064
                                                                  --------
Total                                                             $697,519


(1) Audit services of Ernst & Young for fiscal year 2002 consisted of the examination of the consolidated financial statements of the Company and quarterly review of financial statements.

(2) "All Other Fees" includes audit related services of $376,064 and all other fees, including tax services of $149,000. Audit related services includes fees for potential business acquisitions, two of which were consummated in fiscal 2002, and accounting consultations.


PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF AUDITORS
-------------------------------------------------------

Subject to ratification by the shareholders, the Board of Directors upon the recommendation of the Audit Committee has selected the firm of Ernst & Young LLP, "Ernst & Young" to be the independent auditors of the Company for the fiscal year ending February 28, 2003. This firm of certified public accountants or its predecessor has acted as independent auditors for the Company and its subsidiaries since 1976. Neither the Company nor any officer or director of the Company, has any interest in Ernst & Young.

Representatives of Ernst & Young attend most meetings of the Audit Committee of the Board. The Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditor's independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Audit Committee discussed with the auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditor's independence. The Audit Committee reviews audit and non-audit services performed by Ernst & Young as well as the fees charged by Ernst & Young for such services. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the auditor's independence.

A representative of Ernst & Young will be present at the shareholders' meeting and will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP.

EXECUTIVE COMPENSATION
----------------------

Employment Contracts, Termination of Employment and Change in Control Agreements

     The Company has entered into employment agreements with its two key executives, David H. Dingus, President and Chief Executive Officer (the Dingus Employment Agreement) and Dana L. Perry, Vice President and Chief Financial Officer (the Perry Employment Agreement). Each of the employment agreements is for a term of thirty-six months from March 1, 2001 and is automatically extended for additional one year periods on each anniversary of that date unless either party gives written notice to the other at least thirty days in advance of an anniversary date. The Dingus Employment Agreement provides an annual base salary of $350,000, entitles him to participate annually in an incentive bonus plan and provides long term incentive compensation in the form of annually granted options to purchase shares of the Company's common stock having an aggregate value of $641,667 on the date of grant. The Perry Employment Agreement provides an annual base salary of $196,000, entitles him to participate annually in an incentive bonus plan and provides long term incentive compensation in the form of annually granted options to purchase shares of the Company's common stock having an aggregate value of $148,333 on the date of grant. The stock options under both employment agreements vest twenty percent on the date of grant and twenty percent on each of the first four anniversaries of the date granted and are exercisable over a term of ten years from the date of grant at the closing price of the common stock on the New York Stock Exchange on the date of grant. Both employment agreements permit termination for cause with payment of salary accrued to the date of termination. In the event of termination without cause, both employment agreements require payment of an amount equal to base salary for a period from the date of termination to the end of the term of the employment agreement, but in any event for a period of at least twenty-four months.

     During fiscal 2002, all of the Named Executives, other than Mr. Martin, entered into agreements (the "Change in Control Agreements") with the Company providing for payments to them following a change in the control of the Company. Mr. Martin had previously entered into such an agreement with the Company but that agreement has been terminated as described under Report of the Compensation Committee above. The Dingus and Perry Employment Agreements provide that (i) the employment agreement shall terminate in the event of a change in control, (ii) no termination pay shall be due as a result of such contract termination, (iii) the executives will receive the payment called for by their change in control agreement, and (iv) their employment status after the change in control will be subject to negotiation between the executives and the Board as it is constituted after the change in control.

     Under the Dingus and Perry Change in Control Agreement, a payment equal to
2.99 times their "base amount" as that term is used in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended, will be made to them upon completion of a period of service by them in connection with the transition of control (the "Service Term"). The Service Term extends for a period of one year from occurrence of a change in control or, if shorter, until the termination of their employment by reason of (i) total disability, (ii) death, (iii) termination by the Company for any reason other than for good cause or (iv) voluntary termination by the executive for good reason, as defined in the Change in Control Agreement. The Company also has Change in Control Agreements with its other Named Executives. Under those Change in Control Agreements the other Named Executives would receive, in the event of a change in control, a payment equal to two times their base salary if, within two years following a change in control they are terminated by the Company for reasons other than cause or if the executive terminates employment for good reason.

Management Incentive Compensation Plan

     The Company's 2002 Management Incentive Compensation Plan is designed to encourage the Company's key management to contribute their best efforts and management skills in an effort to help the Company achieve its budgeted financial goals for the current fiscal year. Each participant in the plan is assigned one or more objective goals taken from the Company's budget for the current year. The Company's success in reaching those goals determines the size of the cash incentive bonus received by each participant. The sole determining factor for Messrs. Dingus and Perry, whose responsibilities are Company wide, is diluted earnings per share. The determining factors for Messrs. Wright, Watson and Petro, whose responsibilities relate, in the case of Mr. Wright, to the Company's Galvanizing Service Segment and, in the case of Messrs. Watson and Petro, to the Company's Electrical Products Group, include not only diluted earnings per share but also revenue, operating income and return on assets for their respective segments. Bonuses under the 2002 Management Incentive Compensation Plan may not exceed 40% of base salary for Messrs. Dingus and Perry or 67.5% of base salary for the other Named Executives. The maximum bonus is reached by Messrs. Dingus and Perry by achieving 140% of their performance goal and by the other Named Executives by achieving an average performance level of 125% of their performance goals. The Compensation Committee has authority to increase or decrease the amount of the cash incentive bonus determined by the plan formula in order to recognize the effects on performance targets resulting from efforts to enhance either short term or long term shareholder value.

                           SUMMARY COMPENSATION TABLE

The following information summarizes annual and long-term compensation for services in all capacities to the Company for the fiscal years ended February 28, 2002, February 28, 2001, and February 29, 2000, of the Chief Executive Officer and the other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 (the "Named Executives").


                                                                                  LONG-TERM COMPENSATION
                                                                                  ----------------------
                              ANNUAL COMPENSATION                             AWARDS                     PAYOUTS
                              -------------------                             ------                     -------
                                                                      Restricted
                                                        Other Annual    Stock     Options/      Long-Term        All Other
Name and                     Year    Salary     Bonus   Compensation   Award(s)   SARs          Incentive      Compensation
Principal Position           Ending    ($)       ($)       ($)(12)       ($)      (#)           Payouts($)          ($)
----------------------------------------------------------------------------------------------------------------------------
L.C. Martin, Chairman of      2002   325,000   166,891       --           --            0           --          677,858 (1)
the Board                     2001   300,000   418,862       --           --            0           --           44,315 (2)
                              2000   250,000   261,613       --           --        6,000           --           47,051 (3)

D.H. Dingus, President        2002   350,000    75,000       --           --       43,151           --            6,098 (4)
and Chief Executive           2001   210,000   211,591       --           --            0           --            9,775 (4)
Officer                       2000   200,000   130,950       --           --        5,000           --            7,056 (4)


D.L. Perry, Vice              2002   196,000    39,600       --           --        9,975           --            6,098 (5)
President of Finance,         2001    90,000   169,272       --           --            0           --            9,775 (5)
Chief Financial Officer       2000    75,000   104,759       --           --        4,000           --           10,095 (5)


F. L. Wright, Jr.             2002   178,000    44,856       --           --        9,975           --            6,098 (6)
Senior Vice President         2001    95,200   117,235       --           --            0           --            9,775 (6)
Galvanizing Services          2000    95,200   154,515       --           --        4,000           --           11,631 (6)

C. H. Watson                  2002   150,000    54,214       --           --        9,975           --            4,001 (7)
Vice President of Sales/      2001    73,125    47,963       --           --        2,000           --                0 (7)
Electrical Products
Group (10)

John V. Petro                 2002   154,000    50,866       --           --        2,802           --           40,469 (8)
Vice President/Electrical     2001   117,505    60,380       --           --           --           --            9,473 (9)
Products Group (11)           2000    57,505    53,304       --           --           --           --            4,835 (9)

(1) The amount of $677,858 includes fiscal 2002 Directors fees of $32,650, the 2002 contribution made to Mr. Martin's account in AZZ's Employee Benefit Plan and Trust (the "Employee Plan") of $6,098, and the cash surrender value of the insurance policy on the life of Mr. Martin paid in cash during fiscal 2002 of $639,110.

(2) The amount of $44,315 includes fiscal 2001 Directors fees of $8,800, the 2001 contribution made to Mr. Martin's account in AZZ's Employee Plan of $9,775, and the increase in the cash surrender value of the insurance policy on the life of Mr. Martin of $25,740.

(3) The amount of $47,051 includes fiscal 2000 Directors fees of $8,800, the 2000 contribution made to Mr. Martin's account in AZZ's Employee Plan of $11,631, and the increase in the cash surrender value of the insurance policy on the life of Mr. Martin of $26,620.

(4) This amount represents the contribution made to Mr. Dingus's account in AZZ's Employee Plan.

(5) This amount represents the contribution made to Mr. Perry's account in AZZ's Employee Plan.

(6) This amount represents the contribution made to Mr. Wright's account in AZZ's Employee Plan.

(7) This amount represents the contribution made to Mr. Watson's account in AZZ's Employee Plan.

(8) The amount of $40,469 includes the contribution made to Mr. Petro's account in AZZ's Employee Plan of $6,098 and reimbursed moving expenses of $34,371.

(9) This amount represents the contribution made to Mr. Petro's account in AZZ's Employee Plan.

(10) Mr. Watson joined the company on August 16, 2000.

(11) Mr. Petro was appointed Vice President/Electrical Products Group on September 1, 2001.

(12) The dollar value of perquisites and other personal benefits for each of the named executive officers was less than the established reporting thresholds.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

The following table provides information with regard to stock options granted to Named Executives during the fiscal year ending February 28, 2002. The Company has no SARs.

  Name                Number of      % of Total       Exercise or     Expiration      Potential Realized Value at
                     Securities       Options/         Base Price        Date            Assumed Annual Rates
                     Underlying     SARs Granted         ($ per                       of Stock Price Appreciation
                    Options/SARs    to Employees         share)                           for Option Term ($)
                       Granted     in Fiscal Year                                        5%                10%
   (a)                   (b)            (c)               (d)            (e)            (f)                (g)
-----------------------------------------------------------------------------------------------------------------
D.H. Dingus             43,151          20.3%            24.25         7/10/11       $  658,083        $1,667,711
D.L. Perry               9,975           4.7%            24.25         7/10/11       $  152,126        $  385,516
F.L. Wright              9,975           4.7%            24.25         7/10/11       $  152,126        $  385,516
C.H. Watson              9,975           4.7%            24.25         7/10/11       $  152,126        $  385,516
J.V. Petro               2,802           1.3%            24.25         7/10/11       $   42,732        $  108,292

(b) The right to purchase 20% of the shares underlying this option shall vest as of grant date and the right to purchase an additional 20% of the shares underlying this option shall vest on each of the first four anniversaries of the effective date, provided, however, all options shall become immediately vested upon the concurrence of a change in control and are for a term of 10 years, subject to earlier termination related to termination of employment.

(d) The options above were granted at the average of the high and low prices on the New York Stock Exchange at date of grant.

(f) & (g) These columns reflect the potential realizable value of each grant assuming the market value of the Company's stock appreciates at 5 percent and 10 percent, compounded annually, from the date of grant over the term of the option. There is no assurance that the actual stock price appreciation over the 10 year option term will be at the assumed 5 percent or 10 percent levels or at any other level. Unless the market price of the stock does in fact appreciate over the option term, no value will be realized from the option grants. These calculations are based on requirements promulgated by the Securities Exchange Commission and do not reflect the Company's estimate of future price growth.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

Options Exercised and Year End Value Table. The following table sets forth certain information regarding the options exercised during the 2002 fiscal year by the Named Executives and the year end value of options held by the Named Executives.

       Name               Shares        Value        Number of Unexercised      Value of Unexercised In-the-Money
                       Acquired on     Realized      Options at F Y-End (#)          Options at F Y-End ($)
                        Exercise(#)      ($)        Exercisable/Unexercisable        Exercisable/Unexercisable
L. C. Martin                 22,299      310,189            0               0                 0                0
D.H. Dingus                   4,000       34,850       14,630          36,521            42,650           16,050
D. L. Perry                   5,840       69,642        5,995           7,980            26,600                0
F. L. Wright, Jr.             9,685       94,084        1,995           7,980                 0                0
C. H. Watson                      0            0        3,995           7,980                 0                0
J. V. Petro                       0            0          560           2,242                 0                0

/(1)/ For purposes of calculating the value of "in-the-money" options, the closing price of the Company's Common Stock of $16.90 on February 28, 2002 was used.

                          COMPENSATION COMMITTEE REPORT

The Company's 2002 fiscal year was marked by a change in the leadership of the Company, the adoption by the Board of Directors of a new Compensation Committee Charter, and a comprehensive review of the Company's executive compensation policies and levels.

Under the new Compensation Committee Charter, the Compensation Committee has been delegated broad authority to determine the compensation and benefits paid the Company's key management personnel, including the Named Executives and is directed to take into account during its deliberations the following goals: (i) provision of incentives and rewards that will attract and retain highly qualified and productive people; (ii) motivation of employees to high levels of performance; (iii) differentiation of individual pay based on performance; (iv) consideration of external competition for management talent and internal equity among employees; (v) alignment of Company, employee and shareholder interests.

In order to establish compensation packages for the Named Executives for fiscal 2002 and a comprehensive plan for meeting the goals established by the Board of Directors, an independent compensation consultant was retained. A market analysis of executive pay and benefits and a review of current Company policies and procedures related to executive compensation, benefits and prerequisites was conducted and new guidelines and pay levels were established for all of the Named Executives.

After completing the market analysis and review of current Company policies and procedures, a matrix was developed for compensation of the Named Executives through a combination of base salary, annual incentive bonus and long term compensation designed to achieve the purposes described below.

               Base Salary. The base salary provided in the employment agreements with the Company's President and Chief Executive Officer and the Company's Vice President of Finance and Chief Financial Officer, and the base salary of the other Named Executives were established within the ranges recommended by the compensation consultant and are designed to be competitive with the salaries of other executives holding similar positions with other companies of similar size and complexity.

               Annual Incentive. The purpose of the annual cash incentive plan is to encourage the Named Executive to contribute their best efforts and management skills toward achieving predetermined objectives derived from the Company's budgeted financial goals for its current fiscal year. The Compensation Committee retains authority to vary the results of application of the short term incentive formula in order to recognize the effects on performance targets resulting from efforts designed to enhance either short term or long term shareholder value. In recognition of the enhancement to the Company's long term prospects achieved by the negotiation and consummation of two major acquisitions during fiscal 2002, the Compensation Committee made a special award of $40,000 and $20,000 respectively to Messrs. Dingus and Perry, increasing their total short term incentive compensation for fiscal 2002 to $75,000 and $39,600 respectively and made a special award to Messrs. Wright, Watson and Petro of $1,000 each, increasing their short term incentive compensation for fiscal 2002 to $44,856, $54,214 and $50,866, respectively.

               Long Term Incentive. In order to align the interests of management with those of shareholders, the compensation packages of the Named Executives have been skewed to emphasize long term compensation through the grant of stock options. The employment contracts of Messrs. Dingus and Perry and stock options granted to Messrs Wright, Watson and Petro reflect the intent that the value of the options constitute approximately one-third of their compensation package. All such options are granted under the Company's 2001 Long Term Incentive Plan which was approved by the shareholders at the 2001 annual shareholders meeting, vest over a period of four years, have a term of ten years and an exercise price equal to the market value of the common stock on the date of grant.

               Change in Control Agreements. During fiscal 2002, all of the Named Executives, other than Mr. Martin, entered into agreements (the "Change in Control Agreements") with the Company providing for payments to them following a change in the control of the Company. Mr. Martin had previously entered into such an agreement with the Company but that agreement has been terminated as described below.

During fiscal 2002, the Compensation Committee developed a retirement agreement with Mr. L. C. Martin in connection with his relinquishment of the position of Chief Executive Officer and agreement to continue service to the Company as Chairman of the Board. In addition to his salary of $325,000 for fiscal 2002, Mr. Martin continued under the Company's prior short term incentive program through the first six months of the fiscal year pursuant to which he received $166,891 and was paid an amount equal to the $484,261 cash surrender value of a life insurance policy which the Company had on his life and which was cashed in. Additionally, he was paid $154,849, an amount equal to the Company's tax benefit from the payment of the insurance policy proceeds. The change in control agreement which had been in place with Mr. Martin while he was the Chief Executive Officer of the Company was cancelled as part of these arrangements.

Section 162(m) of the Internal Revenue Code of 1986, as amended, which was enacted in 1993, imposes a $1 million limit on the amount of compensation that will be deductible by the Company for federal income tax purposes with respect to compensation paid to the chief executive officer and the four other most highly compensated executive officers. Performance based compensation that meets certain requirements is not subject to the deduction limit. The Compensation Committee monitors the impact of the Section 162(m) limit to assess alternatives for avoiding any loss of tax deductions. There was no such loss during fiscal 2002.

                                H. Kirk Downey, Chairman
                                Kevern R. Joyce
                                Daniel S. Berce


Compensation Committee Interlocks and Insider Participation

     The members of the Company's Compensation Committee are Kevern R. Joyce, Daniel S. Berce and H. Kirk Downey, Chairman. No executive officer of the Company served as a member of the compensation committee of, or as a director of, another entity, one of the executive officers of which served either on the Compensation Committee or the Board of Directors. No executive officer of the Company served as a member of the compensation committee of, or as a director of, another entity, one of the executive officers of which served either on the Compensation Committee or the Board of Directors.

                          STOCK PRICE PERFORMANCE GRAPH

The following graph illustrates the five-year cumulative total return on investments in AZZ incorporated, the CRSP Index for NYSE Stock Market (U.S. Companies) and the CRSP Index for NYSE Stocks (SIC 5000-5099 US Companies). These indices are prepared by the Center for Research in Security Prices of The University of Chicago Graduate School of Business. AZZ is listed on the New York Stock Exchange and is engaged in multiple industries. The shareholder return shown below is not necessarily indicative of future performance. Total return, as shown, assumes $100 invested on February 28, 1997, in shares of AZZ incorporated and each index, all with cash dividends reinvested. The calculations exclude trading commissions and taxes.

                Comparison of Five Year-Cumulative Total Returns
                   Value of $100 Invested on February 28, 1997
                For Fiscal Year Ended on the Last Day of February

Symbol CRSP Total Returns Index for:                          2/97       2/98    2/99     2/00     2/01    2/02
-----------------------------------                           ----       ----    ----     ----     ----    ----
AZZ incorporated                                              100.0     149.9    89.7    113.2    199.2   189.9
CRSP Index for NYSE Stock Market (US Companies)               100.0     133.7   148.2    149.6    164.1   155.8
CRSP Index for NYSE Stocks (SIC 5000-5099 US Companies)       100.0     130.6   140.5    121.4    127.8   185.6
Wholesale trade - durable goods

Action To Be Taken Under the Proxy

Unless otherwise specified in the accompanying proxy, the proxy holders will vote the shares covered by them "FOR" the election of Martin C. Bowen, Kevern R. Joyce and Sam Rosen as directors for a three year term expiring at the 2005 annual meeting of shareholders, and "FOR" the ratification of the appointment of Ernst & Young LLP as the independent auditors of the Company for its fiscal year ending February 28, 2003.

The accompanying proxy will also be voted in connection with the transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof. Management knows of no other matters, other than as set forth above, to be considered at the meeting. If, however, any other matters properly come before the meeting, or any adjournment or adjournments thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their best judgment on any such matter.

Shareholder Proposals

Rule 14a-8 under the Securities Exchange Act of 1934 addresses when a company must include a shareholder proposal in its proxy statement for the purpose of an annual or special meeting. Pursuant to the rule, in order for a shareholder proposal to be considered for inclusion in the proxy statement for the 2003 annual meeting of shareholders of the Company, a proposal must be received at the principal executive offices of the Company on the date in the year 2003 that corresponds to the date that is not less than 120 calendar days before the date that this Proxy Statement was released to shareholders in connection with the 2002 annual meeting. However, if the date of the 2003 annual meeting of shareholders changes by more than 30 days from the date of the 2002 meeting, the deadline is a reasonable time before the Company begins to print and mail its proxy material.

If a proposal is submitted outside the process provided by Rule 14a-8, shareholders' proposals must meet the requirements of Section 2.08 of the Bylaws of the Company. Section 2.08 of the Bylaws provides that to be timely, a proposal must be delivered to or mailed and received not less than 50 days nor more than 75 days prior to the meeting: provided, that, if less than 65 days notice or public disclosure of the meeting is given or made to shareholders, notice must be received not later than the close of business on the 15th day following the earlier of the day on which notice of the date of the annual meeting was mailed or public disclosure was made.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors and persons who beneficially own more than ten percent of the Company's stock to file initial reports of ownership and reports of changes of ownership with the Securities and Exchange Commission. Copies of such reports are required to be furnished to the Company. Based solely on a review of such forms furnished to the Company and certain written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with on a timely basis.

Annual Reports

The Company's 2002 Annual Report to Shareholders, covering the fiscal year ended February 28, 2002, including audited financial statements, is enclosed with this Proxy Statement. Neither the Annual Report nor the financial statements are incorporated into this Proxy Statement or are deemed to be a part of the material for the solicitation of proxies.

A copy of the Company's 2002 Form 10-K Report, including the financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission, may be obtained without charge (except for exhibits to such Form 10-K Report which will be furnished upon payment of the Company's reasonable expense in furnishing such exhibits) by any shareholder whose proxy is solicited upon written request to: AZZ incorporated, University Centre I, Suite 200, 1300 South University Drive, Fort Worth, Texas 76107 Attention: Dana Perry.

                       2002 Annual Meeting of Shareholders
                            10:00 a.m., July 9, 2002


                                 Petroleum Club
                                 Derrick I Room
                     39th Floor of the Carter Burgess Plaza
                                 777 Main Street
                                Fort Worth, Texas

                            PROXY CARD    PROXY CARD

                                AZZ incorporated
           This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on July 9, 2002

The undersigned, having received the Notice and accompanying Proxy Statement and revoking all prior proxies, hereby appoints David H. Dingus and Sam Rosen and each of them with full power of substitution in each, proxies to vote at the Annual Meeting of Shareholders to be held on July 9, 2002, at 10:00 a.m. in Fort Worth, Texas, or at any adjournment thereof, all shares of AZZ incorporated which the undersigned may be entitled to vote. Said proxies are authorized to vote as directed on the reverse side of this card. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

The Board of Directors recommends a vote FOR the election of Directors and FOR proposal 2.

      YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE
        REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                 (Continued and to be signed on reverse side.)


                                AZZ incorporated
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY

1.  Election of Directors -                  FOR ALL            WITHHOLD
       Martin C. Bowen, Sam Rosen,           NOMINEES           AUTHORITY
       Kevern R. Joyce                       Listed except as   to vote for all
       (Instruction: To withhold authority   indicated to the   nominee's listed
       to vote for any individual nominee,   contrary:          below:
       strike a line through the nominee's
       name.)

                                             G                  G

2.  Ratification of the appointment of       FOR      AGAINST   ABSTAIN
    Ernst & Young LLP as auditors

                                             G        G         G

                                     The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement.
                                     Dated: _____________________, 2002

                                     Signature(s)_______________________________

                                     ___________________________________________

                                     Please sign exactly as your name appears.
                                     When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name.